UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AMCORE FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMCORE

FINANCIAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2003

To the Stockholders of AMCORE Financial, Inc.:

The Annual Meeting of Stockholders of AMCORE Financial, Inc., a Nevada corporation, will be held at the Coronado Theatre, 314 North Main Street, Rockford, Illinois on May 6, 2003, at 6:00 p.m., Rockford time, for the following purposes:

1. To elect three directors;

2. To ratify the appointment of KPMG LLP as independent auditors; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 11, 2003 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you are able to attend the meeting, we would appreciate if you would complete and deliver your proxy as promptly as convenient. We are pleased to be able to offer you the option of delivering your proxy by telephone or by Internet transmission in addition to the traditional method of completing, signing and mailing a proxy card. The proxy may be revoked at any time before it is voted, provided that written notice thereof has been given to the Secretary of the Company. If you are present at the meeting, you may vote your shares in person and the proxy will not be used.

In accordance with proxy householding rules, only one copy of the Company’s Annual Report on Form 10-K (“Annual Report”) and Proxy Statement has been sent to multiple stockholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those stockholders. In addition, the Company has been notified that certain intermediaries, i.e., brokers or banks, will household proxy materials. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, you may write to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104 or call (815) 968-2241. Stockholders sharing an address who now receive multiple copies of the Company’s Annual Report and Proxy Statement may request delivery of a single copy by writing or calling the Company at the above address or by contacting their broker, provided they have determined to household proxy materials. The Company’s Notice of Annual Meeting and Proxy Statement and Annual Report are available on the Company’s Internet site at www.AMCORE.com.

For further information concerning individuals nominated as directors, the appointment of KPMG LLP as independent auditors and the use of the proxy, you are respectfully urged to read the Proxy Statement on the following pages.

By order of the Board of Directors,

James S. Waddell

Secretary

March 17, 2003

Rockford, Illinois

AMCORE FINANCIAL, INC.

501 Seventh Street

Rockford, Illinois 61104

March 17, 2003

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of AMCORE Financial, Inc. (Company), a Nevada corporation, to be held on May 6, 2003 at 6:00 p.m., Rockford time, at the Coronado Theatre, 314 North Main Street, Rockford, Illinois and any adjournment thereof, and further to inform the stockholders concerning the use of the proxy and the business to be transacted at the meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted. Proxies may be revoked by filing written notice of revocation with the Secretary of the Company before the meeting or by attending the meeting and voting in person. The items enumerated herein constitute the only business which the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Stockholders are entitled to one vote for each share. Only stockholders of record at the close of business on March 11, 2003 are entitled to notice of, and to vote at, the meeting.

Pursuant to the Bylaws of the Company, a majority of the outstanding shares of the Company entitled to vote, represented in person or by proxy, shall constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast in the election of directors. Any action to be taken by a vote of the stockholders, other than the election of directors, must be authorized by a majority of the votes cast at a meeting of stockholders by the holders of shares entitled to vote thereon. Under applicable Nevada law, in tabulating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote.

The expenses in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may in some cases also be made by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. This proxy statement and the accompanying proxy are first being mailed or delivered to stockholders on or about March 17, 2003.

ITEM 1—ELECTION OF DIRECTORS

In the election of the Board of Directors, stockholders are entitled to one vote for each common share owned by them for each of the three nominees. Stockholders may not cumulate their votes. As of February 1, 2003, the Company had outstanding 24,790,075 shares of common stock. Proxy votes not limited to the contrary will be cast for the election of the nominees named below, but should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person or persons as they shall designate.

The following sets forth the names, ages, principal occupations and other information regarding the director nominees and those directors whose terms continue after the meeting.

There are three Class II directors to be elected at the 2003 Annual Meeting. Nominees for Class II directors whose terms will expire in 2006 are: Kenneth E. Edge, John W. Gleeson and William R. McManaman.

Class II Directors

Kenneth E. Edge—Director since 2000

Mr. Edge, age 57, has been the Chairman of the Board of Directors since January 2003, and has been President and Chief Executive Officer of the Company since July 2002. He was President and Chief Operating Officer of the Company from May 2000 to July 2002 and was Executive Vice President and Chief Operating Officer of the Company until May 2000. He has been Chairman of the Board, President and Chief Executive Officer of AMCORE Bank, N.A. since October 1999.

John W. Gleeson—Director nominee

Mr. Gleeson, age 56, is the Vice President, Corporate Strategy and Corporate Treasurer of Walgreen Company (retail drug stores). He is on the Board of Directors of the World Wide Retail Exchange (Internet-based retail business-to-business exchange).

William R. McManaman—Director since 1997

Mr. McManaman, age 55, has been the Executive Vice President and Chief Financial Officer of Aurora Foods, Inc. (manufacturer, marketer and distributor of both dry and frozen branded food products) since April 2002. He was previously Vice President—Finance and Chief Financial Officer of Dean Foods Company (processor and distributor of dairy products) until April 2000.

Those directors whose terms do not expire this year are:

Class III Directors (terms expire 2004)

Paula A. Bauer—Director since 1999

Ms. Bauer, age 48, is the Vice President of Global Supply Chain Management at RAYOVAC Corporation (battery and lighting device company).

Karen L. Branding—Director since 2000

Ms. Branding, age 42, has been Vice President of Busch Entertainment Corporation since October 2002. She was previously Chairman, President and Chief Executive Officer of Busch Creative Services (an Anheuser-Busch Company). She was a director of Vintage Mutual Funds, Inc. from February 1998 until March 2000.

Paul Donovan—Director since 1998

Mr. Donovan, age 55, has been the Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation (diversified holding company providing energy and manufacturing services) since May 2002. He was Senior Vice President and Chief Financial Officer of Wisconsin Energy Corporation from August 1999 to May 2002. He was previously Executive Vice President and Chief Financial Officer of Sundstrand Corporation (manufacturer of industrial and aerospace products). He has been a Director of Woodward Governor Company (manufacturer of controls for various types of engines) since November 2000 and Solutia, Inc. (manufacturer of specialty chemical products) since October 2001. He was previously a Director of AMCORE Bank N.A., Rockford until August 1998.

Jack D. Ward—Director since 1995

Mr. Ward, age 50, is an Attorney at Law and Partner with the law firm of Reno, Zahm, Folgate, Lindberg & Powell.

Gary L. Watson—Director since 1987

Mr. Watson, age 57, is the President of Newspaper Division, Gannett Co., Inc.

Class I Directors (terms expire 2005)

John A. Halbrook—Director since 1997

Mr. Halbrook, age 57, is Chairman of the Board and Chief Executive Officer of Woodward Governor Company (manufacturer of controls for various types of engines).

Frederick D. Hay—Director since 1997

Mr. Hay, age 58, was Senior Vice President—Operations of Snap-on Incorporated (manufacturer of tools) from September 1998 until his retirement in February 2002. He was previously Senior Vice President—Transportation of Snap-On Incorporated.

Norman E. Johnson—Director since 2002

Mr. Johnson, age 54, has been Chairman, President and Chief Executive Officer of CLARCOR, Inc. (diversified manufacturer) since March 2000. He was previously President and Chief Operating Officer of CLARCOR, Inc. He was a Director of AMCORE Bank, N.A. from July 1998 until July 2000.

Information Concerning the Board of Directors and Its Committees

The Company has an Executive Committee whose members are Messrs. Brown, Donovan, Edge, Halbrook, McManaman and Ward. The Executive Committee exercises certain powers of the Board of Directors in the management of the Company that have been delegated to the Executive Committee by the Board of Directors. The Executive Committee held three meetings during 2002.

The Company has an Audit Committee whose members are Messrs. Brown, Halbrook, McManaman, Ward and Watson, each of whom is independent as defined in Rule 4200(a)(14) of the NASD’s listing standards. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company’s internal and external auditors. For more information on the responsibilities of the Audit Committee, please refer to the Audit Committee Charter attached as Appendix A to this Proxy Statement. The Audit Committee held seven meetings during 2002. A report of the Audit Committee is set forth on page 14 of this Proxy Statement.

The Company has an Investment Committee whose members are Ms. Bauer and Messrs. Donovan, Edge, Halbrook, Johnson and McManaman. The Investment Committee establishes the investment policies of the Company and its subsidiaries. During 2002, the Investment Committee held four meetings.

The Company has a Compensation Committee whose members are Ms. Branding and Messrs. Donovan, Hay and Johnson, each of whom is independent. The Compensation Committee advises the Board of Directors concerning the Company’s employee compensation and benefit policies and administers the employee stock, retirement and deferred compensation plans. The Compensation Committee also administers the Restricted Stock Plan for Non-Employee Directors of the Company and the 2001 Stock Option Plan for Non-Employee Directors. During 2002, the Compensation Committee held five meetings. A report of the Compensation Committee is set forth on page 12 of this Proxy Statement.

The Company has a Directors Affairs Committee whose members are Ms. Bauer, Ms. Branding and Messrs. Brown, Hay, Ward and Watson, each of whom is independent. The primary duties of the Directors Affairs Committee are to provide corporate governance, provide nominations to the Board of Directors, make recommendations regarding directors’ remuneration, recommend policies for the retirement of directors and fulfill other responsibilities as may be delegated to it by the Board of Directors. The Directors Affairs Committee held two meetings during 2002.

As of December 31, 2002, the Company had no other committees of the Board of Directors.

The Board of Directors met seven times during 2002. All directors attended at least 75% of the meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which they served during the period for which they were directors in 2002.

All directors of the Company, other than Messrs. Edge and Meuleman, who were not also employees of the Company (Non-Employee Directors) earned an annual retainer of $10,000 of the Company’s common stock, pursuant to the Non-Employee Director’s Stock Plan, for services rendered to the Company as a member of its Board of Directors. An annual retainer of $1,000 is paid to each committee chairman. All Non-Employee Directors earned a fee of $1,000 for each Board of Directors and committee meeting attended during 2002 with the exception of committee chairman who received $1,500 for each committee meeting attended and chaired. Participants of telephonic committee meetings received $250 per meeting with the exception of the committee chairman who received $375 for each meeting chaired. All Non-Employee Directors were granted 4,500 common stock options on May 7, 2002 having an exercise price of $24.04 per share pursuant to the 2001 Stock Option Plan for Non-Employee Directors.

Mr. C. Roger Greene, as Director Emeritus, receives a lifetime retainer of $7,000 per year. Messrs. Robert A. Doyle and Lawrence E. Gloyd, Dr. Robert A. Henry and Mr. Ted Ross, as Director Emeriti, each receive a lifetime retainer of $10,000 per year. Mr. Brown will retire as of May 6, 2003, and as Director Emeritus, will receive a lifetime retainer of $10,000 per year. Non-Employee Directors who joined the Board of Directors prior to 1997 and have 10 years’ service at the time of retirement are eligible to receive a lifetime retainer. Non-Employee Directors not eligible for a lifetime retainer have received 650 shares of restricted common stock which vest over five years.

Security Ownership of Directors and Officers

The following tabulation sets forth the number of shares of common stock of the Company beneficially owned by each of the directors and nominees for election to the Board of Directors, by each named executive officer employed by the Company, and by all directors and officers as a group as of February 1, 2003 and the percentage that these shares bear to the total common stock outstanding on that date.

Name of Beneficial Owner	Amount of Shares Beneficially Owned (1)		Percent of Class
Paula A. Bauer	6,701	(2)(3)	*
Karen L. Branding	6,600	(2)(3)	*
Milton R. Brown	37,619	(3)	*
Paul Donovan	10,760	(2)(3)	*
Kenneth E. Edge	129,261	(2)(3)(4)(5)	0.52%
John W. Gleeson	—		*
John A. Halbrook	11,523	(2)(3)	*
Frederick D. Hay	9,881	(2)(3)	*
John R. Hecht	99,302	(2)(3)(4)(5)	*
Norman E. Johnson	3,265	(2)(3)	*
Bruce W. Lammers	48,454	(2)(3)(4)(6)	*
William R. McManaman	14,019	(2)(3)	*
David W. Miles	219,638	(2)(3)(4)(5)	0.89%
James S. Waddell	154,477	(2)(3)(4)(5)	0.62%
Jack D. Ward	18,564	(2)(3)	*
Gary L. Watson	26,918	(2)(3)(6)	*

All executive officers and directors (24 persons)	1,023,839	(2)(3)(4)(5)(6)(7)	4.13%

*The amount shown is less than ½% of the outstanding shares of such class.

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company. The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein.

(2)	Includes shares of restricted stock granted by the Company as follows: Ms. Bauer—1,938 shares, Ms. Branding—1,224 shares, Messrs. Donovan—1,153 shares, Edge—5,632 shares, Halbrook—1,193 shares, Hay—1,218 shares, Hecht—4,693 shares, Johnson—1,898 shares, Lammers—3,599 shares, McManaman—1,164 shares, Miles—4,993 shares, Waddell—4,693, Ward—998 shares, and Watson—1,009 shares and all executive officers and directors—42,822 shares.

(3)	Includes shares which such person has a right to acquire within sixty days through the exercise of stock options as follows: Ms. Bauer—2,250 shares, Ms. Branding—2,250 shares, Messrs. Brown—10,250 shares, Donovan—6,000 shares, Edge—85,976 shares, Halbrook—6,500 shares, Hay—4,250 shares, Hecht—74,663 shares, Johnson—500 shares, Lammers—38,783 shares, McManaman—5,750 shares, Miles—27,934 shares, Waddell—96,248 shares, Ward—8,750 shares, and Watson—10,250 shares and all executive officers and directors—533,919 shares.

(4)	Includes shares held in trust with power to vote but without investment authority as follows: Messrs. Edge— 14,907 shares, Hecht—11,588 shares, Lammers—4,072 shares, Miles—65,525, and Waddell—8,942 shares and all executive officers and directors—152,559 shares.

(5)	Includes shares held in joint tenancy with the spouses of certain of the directors and executive officers as to which voting and investment power is shared as follows: Messrs. Edge—22,390 shares, Hecht—5,168 shares, Miles—121,186 shares and Waddell—4,500 shares and all executive officers and directors—164,974 shares.

(6)	Includes shares held in trusts of which such persons are trustees having sole voting and investment power as follows: Messrs. Lammers—2,000 shares and Watson—703 shares and all executive officers and directors—3,103 shares.

(7)	Includes shares held individually by certain family members of the directors and officers as follows: all executive officers and directors—3,323 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Exchange Act, the Company’s officers, directors and holders of more than ten percent of the Company’s common stock are required to file reports of their trading in equity securities of the Company with the Securities and Exchange Commission, the Company and the NASDAQ Stock Market. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 2002 all filing requirements applicable to its officers, directors and more than ten percent stockholders were complied with.

Beneficial Ownership by Certain Persons

The following table lists the beneficial ownership of the Company’s common stock with respect to all persons, other than those listed above, known to the Company as of February 1, 2003 to be the beneficial owner of more than five percent of such common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Interest (1)		Percent of Class
AMCORE Investment Group, N.A	1,856,910	(2)(3)	7.49%
501 Seventh Street, Rockford, IL 61104

(1)	The information contained in this column is based upon information furnished to the Company by the persons named above or obtained from records of the Company.

(2)	Includes 1,856,910 shares held by nominees acting on behalf of AMCORE Investment Group, N.A. Excludes 998,615 shares held as trustee of various trusts over which AMCORE Investment Group, N.A. has neither voting nor investment power, and as to which beneficial ownership is disclaimed on these shares. The nature of beneficial ownership for the shares shown in this column is as follows: sole voting power—1,619,986 shares, shared voting power—6,448 shares, no voting power—230,476 shares, sole investment power—1,410,548 shares, shared investment power—405,630 shares and no investment power—40,732 shares.

(3)	Although there is no affirmative duty or obligation to do so, it is the general practice of AMCORE Investment Group, N.A. to solicit the direction of trust beneficiaries or grantors with regard to the voting of shares held in trust on all issues which are subject to vote by proxy. The shares are then voted as directed by the trust beneficiary or grantor. If no direction is received, the shares are not voted.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned during each of the Company’s last three fiscal years by each individual serving as the Company’s Chief Executive Officer during the last fiscal year and each of the Company’s four other most highly compensated executive officers (collectively, the “named executive officers”) based on salary and short-term incentive bonus earned during the year ended December 31, 2002:

					Long-Term Compensation
	Annual Compensation				Awards		Payouts	All Other Compen- sation(6)
Name and Principal Position	Year	Salary(1)	Bonus (1)(2)	Other Annual Compensation(3)	Restricted Stock Awards(4)	Securities Underlying Options (#)	LTIP Payouts (5)
Kenneth E. Edge	2002	$365,885	$260,000	$2,503	$—	80,677	$—	$112,784
Chairman of the Board	2001	300,000	150,000	1,569	57,846	38,429	109,339	78,494
& Chief Executive Officer	2000	260,000	85,150	297	59,108	20,000	134,195	53,793

Robert J. Meuleman (7)	2002	419,923	336,000	25,200	—	121,342	—	926,107
Former Chairman of the Board &	2001	400,000	280,000	10,006	96,404	50,284	214,139	255,965
Chief Executive Officer	2000	380,000	186,875	6,385	98,505	35,000	279,733	301,410

John R. Hecht	2002	240,000	96,000	2,636	—	39,116	—	54,126
Executive Vice President	2001	240,000	84,000	2,754	48,202	22,921	84,111	55,233
& Chief Financial Officer	2000	215,000	52,809	1,491	49,253	17,000	99,568	33,505

Bruce W. Lammers	2002	239,981	96,000	1,080	—	52,155	—	47,749
Executive Vice President &	2001	235,000	94,000	1,511	48,202	17,000	47,186	40,092
Commercial Line of Business Manager of AMCORE Bank, NA.	2000	201,731	98,688	84	24,638	10,000	5,383	26,153

David W. Miles	2002	249,971	125,000	5,175	—	61,119	80,447	75,744
President & Chief Executive	2001	240,000	235,000	4,179	283,168	17,000	208,947	116,718
Officer of AMCORE Investment Group, N.A.	2000	212,647	200,550	473	50,248	17,000	—	41,858

James S. Waddell	2002	239,981	96,000	4,906	—	47,877	—	67,998
Executive Vice President &	2001	235,000	82,250	3,424	48,202	17,000	96,722	76,980
Chief Administrative Officer	2000	230,000	56,494	683	49,253	17,000	124,820	69,445

(1)	Compensation deferred pursuant to the Company’s deferred compensation plan is included in Salary and Bonus totals.

(2)	Reflects short-term incentive bonus and other bonuses earned during the current year.

(3)	These amounts represent reimbursements during the year for taxes.

(4)	Includes value of restricted stock based on closing stock price on date of grant. At December 31, 2002, aggregate restricted stock holdings based on the closing stock price were as follows: Edge—5,632 shares totaling $122,214, Meuleman—0 shares, Hecht—4,693 shares totaling $101,838, Lammers—3,599 shares totaling $78,098, Miles—9,062 shares totaling $196,645 and Waddell—4,693 shares totaling $101,838.

(5)	Reflects Performance Unit Award plan payouts earned during the year, dividend equivalent payments received on all outstanding Performance Units, and other long-term incentive payouts.

(6)	Amounts shown for 2002 consist of the following:

	Imputed income life insurance	Above market earnings on deferred compensation	AMCORE Financial Security Plan	Company’s contributions to deferred compensation and retirement plans	Total Other Compensation
Kenneth E. Edge	$1,882	$—	$14,000	$96,902	$112,784
Robert J. Meuleman	4,887	27,171	14,000	880,049	926,107
John R. Hecht	584	3,102	14,000	36,440	54,126
Bruce W. Lammers	774	809	14,000	32,166	47,749
David W. Miles	810	16,082	14,000	44,852	75,744
James S. Waddell	2,042	9,002	14,000	42,954	67,998

(7)	Mr. Meuleman retired from the Company on December 31, 2002.

Option Grants in Last Fiscal Year

The following table provides information related to options granted to the named executive officers during 2002. The Company changed the terms of the 2002 option grants for key executives, as described in the Report of the Compensation Committee set forth on page 12 of this Proxy Statement. These grants represent a component of compensation for the years 2002, 2003 and 2004.

	Individual Grants (1)				Potential Net Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date	5%	10%
Kenneth E. Edge	45,278	7.3%	$22.705	01/10/09	$418,514	$975,316
	35,399	5.7	24.505	05/15/09	353,140	822,967
Robert J. Meuleman	66,408	10.7	22.705	01/01/06	324,939	699,767
	54,934	8.8	24.505	01/01/06	290,105	624,752
John R. Hecht	19,758	3.2	22.705	01/10/09	182,627	425,600
	19,358	3.1	24.505	05/15/09	193,115	450,041
Bruce W. Lammers	26,344	4.2	22.705	01/10/09	243,503	567,466
	25,811	4.1	24.505	05/15/09	257,490	600,062
David W. Miles	34,302	5.5	22.705	01/10/09	317,061	738,886
	26,817	4.3	24.505	05/15/09	267,526	623,450
James S. Waddell	19,758	3.2	22.705	01/10/09	182,627	425,600
	19,358	3.1	24.505	05/15/09	193,115	450,041

Reload Options (4)
James S. Waddell	8,761	N/A	21.03	05/09/05	29,041	60,985

(1)	Reflects options granted during 2002 to acquire shares of common stock pursuant to the 2000 Stock Incentive Plan.

(2)	Options granted pursuant to the 2000 Stock Incentive Plan have an exercise price of not less than 100% of the fair market value of the common stock on the date of the grant. The above 2002 option grants become fully exercisable in three years (one third per year) following the date of grant and remain exercisable until seven years from the date of the grant unless the optionee ceases to be an employee of the Company or its subsidiaries in which case the optionee has three months to exercise any vested options. Upon normal retirement, the vesting of options is accelerated and options become fully exercisable. The option exercise price may be paid in cash, shares of common stock having a fair market value equal to the exercise price, stock withholding or any combination of the above. There are no reload rights associated with the above 2002 option grants.

(3)	Values are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions and the optionholders’ continued employment. Pursuant to the terms of the 2000 Stock Incentive Plan, the optionee has three years after retiring from the Company during which to exercise vested options.

(4)	Reload options, when granted, have an exercise price of not less than 100% of the fair market value of the Common Stock on the date of the exercise of the option that created the reload. Reload options become exercisable immediately and remain exercisable until the expiration date of the original grant unless the optionee ceases to be an employee of the Company or its subsidiaries. The option exercise price may be paid in cash, shares of Common Stock having a fair market value equal to the exercise price, stock withholding or any combination of the above.

Option Exercises in Last Fiscal Year and Year-End Holdings

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of December 31, 2002.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options atYear End (1)		Value of Unexercised In-the-Money Options atYear End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth E. Edge	—	$—	70,883	114,427	$40,158	$61,873
Robert J. Meuleman	18,000	180,450	187,034	177,592	677,447	103,074
John R. Hecht	—	—	68,077	64,616	169,657	46,695
Bruce W. Lammers	—	—	30,001	71,830	21,455	37,180
David W. Miles	—	—	16,500	83,619	31,555	46,890
James S. Waddell	12,000	99,360	89,662	64,616	247,967	46,695

(1)	Options granted to acquire shares of common stock pursuant to various stock incentive plans.

(2)	The amounts shown reflect the value of unexercised options calculated by determining the difference between the market value of the Company’s common stock on the last day of the year ($21.70) and the applicable exercise price of such options.

Long-Term Incentive Plan—Awards in Last Fiscal Year

The following table sets forth information with respect to the named executive officers concerning the awards pursuant to long-term incentive plans during 2002. The Company adopted a new long-term incentive plan in 2002 and eliminated the issuance of restricted shares and Performance Unit Awards.

	Performance Period	Total Share Units Earnable at Performance Level
Name		Threshold	Target	Exceptional
Kenneth E. Edge	3 years	14,750	29,500	59,000
Robert J. Meuleman	3 years	16,364	32,727	65,455
John R. Hecht	3 years	5,114	10,227	20,455
Bruce W. Lammers	N/A	—	—	—
David W. Miles	N/A	—	—	—
James S. Waddell	3 years	5,114	10,227	20,455

The long-term incentive plan provides for the 2002-2004 performance period share units that may be earned (Award Opportunity) depending upon achievement of specified performance levels established each year in the performance period (each a “Performance Year Goal”). The Performance Year Goal for each participant will be the performance specified on the “AMCORE Value Scorecard”, as described in the Report of the Compensation Committee set forth on page 12 of this Proxy Statement. In setting the target performance goals, the Company takes into account the long-term growth objectives, performance improvement against its peers, impact on creating shareholder value and industry economic conditions. The Award Opportunity for each year in the 2002-2004 performance period is back-end weighted, such that achieving performance objectives for 2004 is more heavily weighted than for 2002. Share units earned generally will be settled in cash, unless the Compensation Committee determines to deliver shares. The number of share units earned is tentatively determined based on performance each year in the performance period, but the Compensation Committee retains discretion to adjust the number of share units upward or downward based upon a comparison of the Company’s performance to the performance of comparable companies, general economic condition or other factors deemed relevant by the Compensation Committee. The Compensation Committee intends that maximum level awards will only be earned if the Company’s performance places it in the top quartile of the comparison group.

Employment Agreements / Change in Control Agreements

The Company has entered into individual “Transitional Compensation Agreements” (Agreements) with executive officers, including Messrs. Edge, Hecht and Waddell. If, during the three-year period following a change of control of the Company (as defined in the Agreements), the executive officer’s employment is ended through (1) termination by the Company without cause (as defined in the Agreements) or (2) termination by the executive officer for good reason (as defined in the Agreements) based upon a breach of the agreement by the Company or a significant adverse change in the executive officer’s responsibilities, compensation or benefits, then a termination payment will be made to the executive. The Agreements provide that such payment will equal three times the sum of the executive’s then-current annual salary and annual bonus. In addition, the Agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Additional provisions provide for the continuation, for three years after termination, of welfare and other benefits to the executive and his family unless termination is for cause. Upon a change of control of the Company, the executive is entitled to a lump sum cash payment equivalent to the present value of the projected benefits under certain supplemental retirement plans. These executives are each subject to a non-compete agreement that continues in existence while each executive is serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into Transitional Compensation Agreements (Agreements) with Messrs. Miles, Lammers and one other executive officer. These Agreements provide that if such executive’s employment is terminated within one year after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such Agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, the executive will receive: (a) lump sum payment equal to three times the sum of the executive’s then-current annual salary and recent average annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 36 months after termination of employment; and (c) certain perquisites and outplacement services. In addition, the Agreements provide that, if any portion of the termination payment is subject to an excise tax as an excess parachute payment, as defined in the Internal Revenue Code Section 4999, the Company shall pay the executive the amount necessary to offset the excise tax and any applicable taxes on this additional payment. Upon a change of control of the Company, each executive shall be paid in shares, in partial settlement of any then outstanding award opportunity under the Supplemental Incentive Plan, an amount based on the actual performance achieved to the nearest practicable date to the date of the change in control, after adjusting the performance target appropriately for the proportion of the performance period completed as of the date of the change of control, pro rated based on the portion of the total performance period completed as of the date of the change of control (and without regard to any requirement as to passage of time or continued employment relating to the award). These executives are each subject to a non-compete agreement that continues in existence while each executive is serving as an executive officer of the Company and for one year following the termination of such executive’s employment with the Company, any successor thereto, and its or their subsidiaries.

The Company also entered into Transitional Compensation Agreements (Agreements) with three other executive officers. These Agreements provide that if such executive’s employment is terminated within one year after a change in control of the Company either (i) by the Company other than for cause or other than as a consequence of disability or retirement (all as defined in such Agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, he will receive: (a) lump sum payment equal to his monthly salary in effect at the date of termination for a period of time determined pursuant to each Agreement based upon his salary, years of service and age at the time of his termination, and a pro-rata portion of his annual bonus; (b) life, disability, accident and health insurance as provided in the Company’s insurance programs for a period of 24 to 36 months after termination of employment; and (c) certain perquisites and outplacement services. The Agreements provide for a commensurate reduction in the amount of cash payments to be made to each executive under the Agreement in the event that the payments fail to be deductible by the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended.

On August 10, 1998, the Company entered into Executive Insurance Agreements with Messrs. Edge, Hecht and Waddell, replacing prior agreements. The Company purchased split-dollar and/or company owned life insurance policies to provide an informal funding mechanism for the benefits related to the Supplemental Executive Retirement Plan (as defined herein). The Company may terminate any such agreement and receive its interest in the life insurance policy under certain conditions, including termination of employment (other than due to death, disability or retirement, unless such terminated employee becomes affiliated with a competitor following any such termination due to disability or retirement), provided the Company may not terminate any of the agreements if such termination of employment or affiliation occurs after a change in control of the Company.

The Company has also adopted a non-qualified, unfunded supplemental pension program for Messrs. Edge, Meuleman, Hecht and Waddell (the “Supplemental Executive Retirement Plan” (SERP)), which provides retirement benefits in excess of the maximum benefit accruals for qualified plans which are permitted under the Internal Revenue Code of 1986. The benefits under the SERP are provided by the Company on a non-contributory basis. The Company has not formally funded these supplemental retirement benefits other than accruing a liability in the amount of the actuarially determined present value of the retirement benefits.

A participant’s annual retirement benefits payable under the SERP are based upon three percent of such participant’s final base salary times number of years of service and shall not exceed 70% of a participant’s final base salary and shall be no less than 45% of a participant’s final base salary. The benefits payable shall be reduced by any other AMCORE provided benefits and also reduced by 50% of applicable Social Security benefits. The benefits shall be payable in the form of installment payments for the remainder of the participant’s life, but in no event less than ten years, with payments continuing to the participant’s designated beneficiary for only remaining years in such ten year period in the event of the participant’s death after payments have commenced but prior to the expiration of the ten-year period.

Modifications to SERP benefits were provided for Mr. Meuleman, retiring chairman and chief executive officer. The projected benefit obligation was adjusted to accelerate the retirement date to January 1, 2003, convert the obligation to the form of a single-life fifteen-year certain annuity and to specify a discount rate at six percent. Payments will commence January 2003.

The Company provides a deferred compensation plan (entitled “AMCORE Financial, Inc. Deferred Compensation Plan”) for senior officers. This plan provides the opportunity to defer salary and bonuses and provides for supplemental contributions intended to maintain certain levels of retirement benefits and maximize the effectiveness and flexibility of compensation arrangements for participants in the AMCORE Financial Security Plan (Security Plan). This is accomplished by crediting each participating officer with contributions that would be made to the Security Plan, but for certain limitations imposed by the Internal Revenue Code of 1986.

In August 1997, the Company reaffirmed a Transitional Compensation policy (Policy) to provide severance pay for substantially all of the Company’s employees whose employment is terminated within one year following a change in control (as defined in the Policy). The Policy provides for semi-monthly payments, depending on employment status, equal to such employee’s current weekly or monthly salary for a period of time determined pursuant to the Policy based upon his or her salary, years of service and age.

Compensation Committee Interlocks and Insider Participation

There were no known compensation committee interlocks as of the date of this Proxy Statement.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors reviews the Company’s compensation and benefit policies, including individual salaries of the executive officers, and submits recommendations to the Board of Directors.

AMCORE believes that base compensation should be competitive in the marketplace, but that incentive opportunities should increase the amount of compensation available to key personnel. Incentive opportunities are tied directly to Company performance using quantitative measures designed to enhance short- and long-term shareholder value. The establishment of these measures is based on extensive analysis of the Company’s long-term growth objectives, financial position as compared to its peers, industry economic conditions, and creation of value for shareholders.

It is the philosophy of the Compensation Committee, supported by management, that senior management compensation (base pay, annual short-term incentive, stock options, and long-term incentives) should be targeted at or near the median for similar positions in the industry. The Compensation Committee uses an outside, independent consultant to help establish the industry median through extensive analysis. Industry benchmarks established to analyze the compensation of each executive officer provide a fair and objective representation of the compensation paid for similar positions at industry peers of similar size as the Company.

Executive Officer Compensation

Consistent with this philosophy, the Compensation Committee has established a compensation program consisting of an annual base salary and the opportunity to earn incentive compensation competitive with comparable external pay levels and tied directly to performance of the Company, personal performance and increases in shareholder value. The primary components of the Company’s executive officer compensation program in 2002 were base salary, short-term incentive plan, and long-term incentive program.

Base Salary

The Compensation Committee, working with a compensation consulting firm, determines a range for the executive officers’ base salaries in order to be competitive and consistent with amounts paid to executives performing similar functions in comparable companies. The amount of each executive’s base salary is set within the range based upon performance of the Company, performance of particular business units, the personal performance of such executive officers, market base salary increases and other factors as the Compensation Committee and the Board of Directors deem appropriate. These determinations are not made in a formulaic way, but reflect subjective assessments by the Compensation Committee and the Board of Directors.

Short-Term Incentive

Annual incentive amounts are payable contingent upon the attainment of financial targets compared to planned performance, and, where appropriate, attainment of earnings goals of the operating unit(s) for which the executive has responsibility.

For 2002, certain aspects of the short-term incentive were amended to create a closer alignment with the Company’s strategic plan and financial plan, and to create a simpler plan design. Financial targets were defined in the AMCORE Value Scorecard, which evaluates performance based on diluted earnings per share, total revenue, new branch profitability and customer retention. The Company underwent extensive analysis as the basis for identifying those financial targets as the most appropriate given the Company’s strategic plan and where it stands in its business cycle. The analysis included the Company’s long-term growth objectives, financial position as compared to its peers, industry economic conditions, and creation of value for shareholders. For 2002, the Company met its performance objectives in the aggregate, and therefore the total short-term incentive payouts to the executive officers were 100% of the target incentive levels established under the plan, or 50% of the maximum incentive opportunity.

Long-Term Incentive

The Company adopted a new long-term incentive program in 2002 and eliminated the restricted share plan and the Performance Unit Award plan. The new long-term incentive plan creates a stronger alignment with the

Company’s long-term strategic plan and shareholder value creation. In addition, the program is simple and straightforward, allowing officers to easily track progress. The performance period of the plan is 2002 through 2004. A participant has an opportunity to earn share units based on the Company’s performance throughout the performance period. The Company’s performance is defined each year under the AMCORE Value Scorecard. The plan ends after the 2002 to 2004 performance period expires. Shares units earned will be settled in cash or shares at the Compensation Committee’s discretion. Long-term incentives are provided to award executives for achieving long-term strategic goals and to provide a balance against overemphasis on short-term results. In addition, through stock ownership executives’ long-term incentives are tied to shareholder value.

The Company changed the terms of the 2002 option grant so that the options are more closely aligned with the company’s long-term strategic plan, corporate governance standards, and shareholder value creation. Instead of the usual 10-year option exercise term, the Company reduced the term to seven years, thereby setting a more reasonable time horizon for creating shareholder value. Also, the 2002 option grant represents a component of compensation for the years 2002, 2003 and 2004 and the Committee therefore expects that it will not make another grant until 2005. The grant is aligned with the Company’s 2002 to 2004 strategic plan and is simple for the officers to track. On an annualized basis, the stock option grant targets for AMCORE’s named executives have an approximate present value of 70% to 85% of base salary, which is based on median marketplace benchmarks. This estimate was derived using the Black-Scholes valuation methodology. This enhanced earnings opportunity reflects AMCORE’s shift toward a longer-term value creation focus and the elimination of the Intermediate-Term Plan effective January 1, 2000.

The Company adopted a supplemental incentive plan that provides a consistent focus for key managers that influence business lines. A participant has an opportunity to earn shares of Company common stock based on the Company’s performance throughout the three year performance period. The plan provides a form of retention incentive for these key managers and compensation opportunities that are competitive within the industry.

Chief Executive Officer Compensation

The compensation package for Mr. Kenneth E. Edge, Chief Executive Officer of the Company, was determined in the same manner as for all other executive officers, except that Mr. Edge’s short-term incentive was based 100% on the Company’s total performance without reference to any particular business unit of the Company or personal objectives. For this purpose, Company performance was measured by comparing the financial results of the Company to goals established in the 2002 AMCORE Value Scorecard (Scorecard). The Scorecard measurements include diluted earnings per share, total revenues, new branch profitability and customer retention. In the aggregate, the Company achieved target performance for 2002 under the Scorecard. This translated into a payout of 100% of the target incentive opportunity for Mr. Edge.

Mr. Edge’s base salary in 2002 was $365,885, which was in the lowest quartile of his salary range; his short-term incentive bonus was $260,000, a payout of 100% of the target incentive, for a combined total cash compensation of $625,885. During 2001, Mr. Edge earned a base salary of $300,000 and short-term incentive bonus of $150,000 for a total of $450,000. The Compensation Committee increased Mr. Edge’s base salary in 2002 to reflect his promotion to Chief Executive Officer and the substantial increase in his responsibilities.

The Compensation Committee believes that the executive team of the Company will receive appropriate rewards under the foregoing compensation incentive programs, but only upon achievement of performance goals established for the executives and the Company.

Paul Donovan, Chairman

Karen L. Branding

Frederick D. Hay

Norman E. Johnson

Report of the Audit Committee

The Board of Directors has a written Audit Committee Charter (See Appendix A to this Proxy Statement). The requirements of the Audit Committee Charter have been met.

The Audit Committee, in its oversight role, has reviewed and discussed the audited consolidated financial statements with management and the Company’s independent auditors (KPMG LLP), including “critical” accounting policies and practices. The Audit Committee has received and discussed a report from KPMG LLP containing the matters required for discussion by Statement on Auditing Standards No. 61. The Audit Committee has also reviewed a report and discussed with KPMG LLP its independence as required by Independence Standard No. 1, as amended, by the Independence Standards Board.

Management is responsible for the Company’s financial reporting processes, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing reviews or procedures. We are not employees of the Company and we are not professionally engaged in the practice of auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated financial statements.

Based upon the foregoing reviews and discussions with management and the independent auditors, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements and the independent auditors’ report thereon, dated January 20, 2003, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Jack D. Ward, Chairman

Milton R. Brown

John A. Halbrook

William R. McManaman

Gary L. Watson

Fees Paid to Independent Auditors

KPMG LLP’s fees for professional services rendered for the audit of AMCORE’s annual financial statements for the most recent fiscal year and for other services billed were: Audit Fees—$318,000; Financial Information Systems Design and Implementation—none; and All Other Fees—$10,576. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

COMPANY PERFORMANCE

The following graph compares the cumulative total shareholder return on the common stock of the Company for the last five years with the cumulative total returns on the NASDAQ Stock Market Index and a selected peer group index. Cumulative total returns have been measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

The peer group of thirteen banks with similar revenue characteristics, including income from fiduciary activities, and located in one of the ten North Central states consists of the following:

1st Source Corporation (SRCE), AmeriServ Financial, Inc (ASRV), Chemical Financial Corp. (CHFC), Citizens Banking Corporation (CBCF), Community First Bankshares, Inc. (CFBX), First Financial Bancorp (FFBC), First Midwest Bancorp (FMBI), Firstmerit Corp. (FMER), Fulton Financial Corp (FULT), Old National Bancorp (ONB), Park National Corp. (PRK), Provident Financial Group, Inc. (PFGI), Susquehanna Bancshares, Inc. (SUSQ).

Comparison of the yearly percentage change in the cumulative shareholder return with this peer group was determined to be representative due primarily to similar revenue profiles and geographic markets and the use of this peer group for evaluating financial performance for incentive purposes.

Comparison of Five Year Cumulative Total Return

(AMCORE Financial, Inc., NASDAQ Stock Market Index, Bank Peer Group)

NOTES:

A.  The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.  The index level for all series was set to 100.0 as of December 31, 1997.

C.  December 31, 2002 index levels were: AMCORE - 99.1, NASDAQ Stock - 86.3, and Peer Group - 99.1.

TRANSACTIONS WITH MANAGEMENT

Directors and principal officers of the Company and their associates were customers of, and had transactions with, the Company’s subsidiaries in the ordinary course of business during 2002. Comparable transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit, and depository relationships with the Company’s directors and principal officers were made in the ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons, and, in the opinion of management of the Company, did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2002, various directors and officers of the Company were indebted to the Company’s subsidiaries in the amount of approximately $16.0 million. This amount represents 0.55 percent of the Company’s subsidiaries’ outstanding loans and 4.48 percent of the Company’s stockholders’ equity as of that date. The maximum aggregate amount of their indebtedness to the Company’s subsidiaries during 2002 was $17.0 million. As of December 31, 2002, associates of directors and officers of the Company were indebted in the amount of $275,000 to the Company’s subsidiaries. Further, the Company’s subsidiaries have additional committed, but unfunded, lines of credit of $11.1 million to associates of directors and officers of the Company. The maximum aggregate amount of such associates’ indebtedness to the Company’s subsidiaries during 2002 was $2.1 million.

The Board of Directors, on February 22, 1984, authorized the Executive Committee to negotiate such agreements as may be necessary to accomplish stock redemptions pursuant to Section 303 of the Internal Revenue Code to pay death taxes of certain stockholders. Such redemptions will be conditioned upon any requisite bank regulatory agency or debt covenant approvals. Bank holding companies, such as the Company, are required to notify the Federal Reserve Board prior to paying 10% or more of consolidated net worth to redeem shares over a twelve-month period.

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP has been appointed to serve as the independent auditors for the Company and subsidiaries for the fiscal year ending December 31, 2003. This appointment is being submitted to the stockholders for ratification. Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to have the opportunity to make any statements they consider appropriate. In the event the stockholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be determined by the Audit Committee and the Board of Directors after careful consideration.

Accounting services rendered by KPMG LLP during 2002 included the examination of the annual consolidated financial statements, review of unaudited quarterly statements, assistance with Securities and Exchange Commission filings, legally required special audits of subsidiaries, and consultations in connection with various tax and accounting-related matters.

During 2002, the Board of Directors reviewed and approved in advance or ratified the scope of all of KPMG LLP’s professional services rendered to the Company and related entities.

The Board of Directors unanimously recommends a vote FOR ratification of KPMG LLP as independent auditors for the year 2003.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Nominations for the Board of Directors

The Company’s Bylaws provide that the notice of proposed stockholder nominations for the election of directors must be timely and given to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting. The date of an annual meeting of stockholders may be obtained from the Secretary of the Company when determined by the Board of Directors.

Notice to the Company from a stockholder who proposes to nominate a person at the annual meeting of stockholders for election as a director must contain certain information about that person, including age, business and residence addresses and principal occupation, the class and number of shares of the Company’s stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies to nominate that person. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the chairman of the meeting of stockholders determines that a person was not nominated in accordance with the foregoing procedures, such person shall not be eligible for election as a director.

Other Proposals

Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting, the Company must receive them no later than November 15, 2003. Such proposals should be directed to AMCORE Financial, Inc., Attention: Corporate Secretary, 501 Seventh Street, Rockford, Illinois 61104.

By order of the Board of Directors,

James S. Waddell

Secretary

APPENDIX A

AMCORE FINANCIAL, INC.

AUDIT COMMITTEE CHARTER

Revised and Restated: November 13, 2002

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial reporting process and systems of internal control of the Company, (2) the compliance by AMCORE Financial, Inc. (“the Company”) with legal and regulatory requirements and (3) the independence and performance of the Company’s internal and external auditors.

The Audit Committee shall be comprised of at least three and not more than six directors as determined by the Board, each of whom shall in the judgment of the Board meet the independence, literacy and expertise requirements of the NASD, the Sarbanes-Oxley Act of 2002 (the “Act”), the Securities and Exchange Commission (the “SEC”), and such other regulatory agencies to which the Company may be subject. One member shall be designated in the judgment of the Committee as the “financial expert” of the Committee as such term is defined by the rules and regulations promulgated by the SEC pursuant to the Act.

The Audit Committee shall have the authority, to conduct any investigation appropriate to fulfilling its responsibilities and to retain, without need of approval of the engagement by the Board or management and at Company expense, special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company, the Company’s outside counsel, the internal audit firm, or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Chief Administrative Officer is designated the bank auditor and acts as the liaison between the Audit Committee and the outsourced internal audit function.

The Audit Committee shall meet a minimum of three times per year and shall make regular reports to the Board.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Discuss with management and independent auditors significant issues regarding accounting principles, critical accounting policies, accounting practices, and related judgments.

3.	Be available (or designate the Chairman of the Audit Committee to be available) at the request of either the independent auditors, management, or the Board, to discuss the Company’s quarterly financial results or other items required to be communicated by the independent auditors under SAS No. 61 or SAS No. 90 either before earnings release or before filing as considered appropriate in the circumstances.

4.	Participate as needed in meetings with management, the internal audit firm and the independent auditors to review the Company’s major financial risk exposures (meaning the financial reporting process and the safeguarding of assets) and the steps management has taken to monitor and control such exposures.

5.	Review significant findings reported by the independent auditors and the internal audit firm together with management’s response.

6.	Appoint the Company’s independent auditor, including approval of its compensation, which firm is ultimately accountable to the Audit Committee.

7.	Receive and review the appropriate annual engagement letter and approve the fees and compensation to be paid to the independent auditor for the annual audit and quarterly reviews.

8.	Review with the independent auditor the audit plan prior to the commencement of the audit and approve all audit services to be provided by the independent auditor thereunder.

9.	Review and approve all other proposed services to be provided by the independent auditor.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 and 90 relating to the conduct of the audit. Such review should also include:

(a)	Any problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

(b)	Any management letter provided by the auditor and the Company’s response to that letter.

(c)	Any changes required in the planned scope of the internal audit.

(d)	The internal audit vendor responsibilities.

(e)	Selection of new or changes to accounting policies or a change in the application of existing accounting policies.

(f)	Significant estimates, judgments and uncertainties in management’s preparation of financial statements.

(g)	Unusual transactions.

11.	Attempt to resolve all disagreements between the Company’s independent auditors and management regarding financial reporting.

12.	On an annual basis (or more often if considered necessary), receive from the independent auditor the letter required by Independence Standards Board Statement No. 1 (and any related amendments), and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

13.	On matters other than of a de minimus nature as defined in the Act, the Committee shall require pre-approval by the Committee or a designee thereof of all permissible non-audit related services to be provided by the independent auditors.

14.	Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

15.	Review the Annual Audit Plan for the internal audit firm and its performance under said plan, pursuant to its engagement. Discuss with the internal audit firm all significant relationships they have with the Company that could impair their independence in accordance with Statement on Auditing Standard No. 60. Retain or replace the internal audit firm.

16.	Assure preparation of the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and such other reports as required.

17.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct as reported to the Committee by regulatory agencies, external and internal auditors and legal counsel.

18.	Review and approve all related party transactions disclosable pursuant to Item 404(a) of Regulation S-K.

19.	Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

20.	Meet as needed with the Chief Executive Officer, Chief Financial Officer, the outsourced internal auditing firm and/or the independent auditor in executive sessions.

21.	Annually designate and disclose a member of the Committee as the “financial expert” for the Committee.

22.	Assure procedures are developed and in place for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, conduct investigations, to address disagreements, if any, between management and the independent auditor or to address compliance with laws and regulations and the Company’s Code of Conduct.

23.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

The Audit Committee has the responsibilities and powers set forth in this Charter. The Committee’s responsibility is one of oversight. The responsibility for the completeness and accuracy of the financial statements rests with the Company’s management. It is the responsibility of the Company’s auditors to perform an audit of the Company’s financial statements and to express an opinion on such financial statements. In fulfilling their responsibilities hereunder, each member of the Committee may rely on (i) the integrity of those persons and organizations within and outside the Company from which he or she receives information, (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (iii) representations made by the Company’s management as to any information technology, internal audit and other non-audit services provided by the Company’s auditors.

Adopted by the Audit Committee on November 13, 2002

Jack D. Ward

Chairman, Audit Committee

Adopted by the Board of Directors of AMCORE Financial, Inc. on November 13, 2002

Robert J. Meuleman

Chairman of the Board

[LOGO OF AMCORE FINANCIAL, INC.]

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 6, 2003

6:00 P.M.

Coronado Theatre

314 North Main Street

Rockford, IL 61101

[LOGO OF AMCORE FINANCIAL, INC.]	proxy

Proxy Solicited on Behalf of the Board of Directors of AMCORE Financial, Inc. for the Annual Meeting on May 6, 2003.

The undersigned holder of Common Stock of AMCORE Financial, Inc. hereby appoints Kenneth E. Edge and James S. Waddell or each of them, with full power of substitution, to act as proxy for and to vote the stock of the undersigned at the Annual Meeting of Stockholders of AMCORE Financial, Inc. to be held at Coronado Theatre, 314 North Main Street, Rockford, Illinois at 6:00 p.m., Rockford time, on May 6, 2003 or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

See reverse to vote.

COMPANY # CONTROL #

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Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 5, 2003.

•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

•	Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/amfi/—QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 5, 2003.

•	You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to AMCORE Financial, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

AMCORE Financial, Inc. 2003 Annual Meeting.

1. Election of directors:	01 Kenneth E. Edge 02 John W. Gleeson	03 William R. McManaman	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the appointment of KPMG LLP as independent auditors.			☐	For	☐ Against	☐ Abstain

Address Change? Mark Box ☐ Indicate changes below:				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.